SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2005

Systemax Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13792 (Commission File Number)	11-3262067 (IRS Employer Identification No.)

11 Harbor Park Drive
Port Washington, New York 11050
(Address of Principal Executive offices, including Zip Code)

Registrant's telephone number, including area code: (516) 608-7000

N.A.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions ( see General Instruction A.2 below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

ITEM 1.01      Entry Into a Material Definitive Agreement

           (a) Sale of Suwannee Property. On December 9, 2005, the Company's wholly-owned subsidiary Systemax Suwannee LLC entered into an agreement to sell its 360,000 square foot sales and distribution facility in Suwannee, Georgia to Hewlett-Packard Company. The sale is scheduled to close, subject to certain closing conditions, on the earlier of July 1, 2006 or five days after the property has been vacated by the Company. The sale price is approximately $18 million, subject to certain price adjustments.

           (b) Rental of Georgia Property. By agreement dated December 8, 2005, the Company's wholly-owned subsidiary Global Equipment Company, Inc. agreed to lease from Hamilton Mill Business Center a new 518,000 square foot facility comprising warehouse, distribution, office and retail space in Buford, Georgia replacing the facility being sold. The term of the lease is ten years, commencing May 1, 2006. The annual base rent is approximately $1.5 million, increasing to approximately $1.7 million starting in year six.

           (c) Amendment to Chase Credit Agreement. On December 19, 2005 the Company amended its October 27, 2005 Amended and Restated Credit Agreement with a group of financial institutions with JP Morgan Chase serving as Agent (collectively, the "Lenders") to allow the sale of the Suwannee property and the lease of the replacement Georgia property. The Lenders also waived the requirement by the Company to provide certain financial statements to the Lenders by November 30. 2005, subject to certain conditions.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant

           Pursuant to the lease noted at paragraph (b) of Item 1.01, the Company has become liable for rental payments which over the ten year term of the lease may aggregate approximately $16.4 million.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMAX INC. By: /s/ Steven Goldschein Name: Steven Goldschein Title: Sr. Vice President

Dated: December 21, 2005